Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HMS Holdings Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161415, 333-149836, 333-139025, 333-178752, 333-183361 and 333-212319) on Form S-8 of HMS Holdings Corp. of our reports dated June 6, 2017, with respect to the consolidated balance sheets of HMS Holdings Corp. as of December 31, 2016 and 2015, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of HMS Holdings Corp.

Our report dated June 6, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that HMS Holdings Corp. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain an effective control environment based on a lack of established reporting lines and defined authorities and responsibilities for financial reporting, or conduct an effective risk assessment process on a periodic basis to assess the effects of changes in business operations and turnover of its employees that significantly impacts its financial processes and internal control over financial reporting. As a result, the Company did not design and implement effective control activities and management review controls over the estimated liability of appeals or the accounts receivable allowance, including controls over the completeness and accuracy of data used to calculate the respective account balances.

/s/ KPMG LLP

(signed) KPMG LLP

Dallas, Texas
June 6, 2017